TRUST FOR CREDIT UNIONS

                                   FORM N-SAR

                               File No. 811-5407

                       Semi-Annual Period Ended Ended February 29, 2004


EX-99.77Q1(a): Copies of any material amendments to the registrant's charter or by-laws

                            TRUST FOR CREDIT UNIONS

                           AMENDMENT NO. 3 TO BY-LAWS

                               January 12, 2004


RESOLVED, that Section 3.2 of the By-Laws of Trust for Credit Unions (the Trust) shall be amended and restated in its entirety as follows:


                                     ARTICLE 3

                           Chair, Vice-Chair and Officers


3.2 Election. The Chair of the Trustees, Vice Chair of the Trustees, President, Treasurer and Secretary shall be elected annually by the Trustees at a meeting held within the first six months of the Trust's fiscal year. Other officers, if any, may be elected by the Trustees at any time. Vacancies in any position may be filled at any time. If the Chair, Vice-Chair or any officer is not elected within the period set forth above, the Trustees may elect such person at any meeting held after such period.